Exhibit 99.1

Reynolds American Inc. P.O. Box 2990 Winston-Salem, NC 27102-2990

Contact:	Investor Relations: Bob Bannon (336) 741-3359	Media: Jane Seccombe (336) 741-5068	RAI 2017-10

RAI board declares quarterly cash dividend;

Susan Cameron elected non-executive chairman

WINSTON-SALEM, N.C. – May 4, 2017 – The board of directors of Reynolds American Inc. (NYSE: RAI) declared a quarterly cash dividend on the company’s common stock of $0.51 per share.

The dividend will be payable on July 3, 2017, to shareholders of record on June 12, 2017. This is the 52nd consecutive quarterly cash dividend since RAI became a public company on July 30, 2004.

In addition, the board elected Susan M. Cameron non-executive chairman, effective as of May 1, 2017. Cameron has served as executive chairman since Jan. 1, 2017, after retiring as RAI’s president and CEO.

Web and Social Media Disclosure

RAI’s website, www.reynoldsamerican.com, is the primary source of publicly disclosed news, including our quarterly earnings, about RAI and its operating companies. RAI also uses Twitter to publicly disseminate company news via @RAI_News. It is possible that the information we post could be deemed to be material information. We encourage investors and others to register at www.reynoldsamerican.com to receive alerts when news about the company has been posted, and to follow RAI on Twitter at @RAI_News.

ABOUT US

Reynolds American Inc. (NYSE: RAI) is the parent company of R.J. Reynolds Tobacco Company; Santa Fe Natural Tobacco Company, Inc.; American Snuff Company, LLC; Niconovum USA, Inc.; Niconovum AB; and R.J. Reynolds Vapor Company.

•	R.J. Reynolds Tobacco Company is the second-largest U.S. tobacco company. R.J. Reynolds’ brands include Newport, Camel and Pall Mall.

•	Santa Fe Natural Tobacco Company, Inc. manufactures and markets Natural American Spirit products.

•	American Snuff Company, LLC is the nation’s second-largest manufacturer of smokeless tobacco products. Its leading brands are Grizzly and Kodiak.

•	Niconovum USA, Inc. and Niconovum AB market innovative nicotine replacement therapy products in the U.S. and Sweden, respectively, under the ZONNIC brand name.

•	R.J. Reynolds Vapor Company is a marketer of digital vapor cigarettes, manufactured on its behalf by R.J. Reynolds, under the VUSE brand name in the United States.

Copies of RAI’s news releases, annual reports, SEC filings and other financial materials, including risk factors containing forward-looking information, are available at www.reynoldsamerican.com. To learn how RAI and its operating companies are transforming the tobacco industry, go to the RAI website, Transforming Tobacco.

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